Exhibit 10-Q-9

[FORD LOGO]

                    , 2005

Dear                     ,

      [In recognition of your outstanding performance on your 2004 objectives, in particular                     , the Compensation Committee has awarded you [a 2004 performance bonus to be paid in restricted stock equivalents (RSEs) and] an award of restricted stock for your 2004 performance.]

      [The performance bonus RSE award represents a $          value, which will be converted to RSEs based on the FMV of Ford Motor Company Common Stock as of                     , 2005. These RSEs are subject to a one-year restriction period during which time dividend equivalents will be paid. As soon as practicable after                     , 2006, shares of Ford Motor Company Common Stock will be issued to you for this grant, less shares withheld to cover any tax liability on the value of the grant.]

      [The performance-based restricted stock grant represents a $ value. This restricted stock grant is subject to a one-year restriction period, during which time dividends will be paid.]

      [[In addition,] the Compensation Committee has elected to grant you                     shares of Ford Motor Company Common Stock. This award is for your role in the Company’s 2004 success and aligns senior management’s interests with our shareholders.]

      The actual number of shares for [the                     ] grant[s] will be communicated to you in a separate letter the week of                     , 2005. All grants will be subject to the terms and conditions of the 1998 Long-Term Incentive Compensation Plan.